UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 24, 2007

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA	94608
(Address of principal executive offices)	(Zip Code)

(510) 985-6700

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 24, 2007, the Compensation Committee (the “Committee”) of LECG Corporation (the “Registrant”) approved a stock option grant of 50,000 shares of common stock to its chief executive officer, Michael J. Jeffery,  pursuant to the Registrant’s 2003 Stock Plan.  The exercise price per share of the Option will be equal to the closing price of one share of the Registrant’s common stock on Nasdaq on May 1, 2007.  25,000 shares subject to the Option vest on May 1, 2007, the date of grant, and the remaining 25,000 shares vest on March 1, 2008, subject to Mr. Jeffery’s continued status as a service provider to the Registrant on such date.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, the Committee approved senior management performance objectives relating to a 2007 cash bonus plan for Mr. Jeffery, John C. Burke (Chief Financial Officer), Marvin Tenenbaum (Vice President and Chief Legal Officer), Carol Kerr (Vice President and General Counsel) and Tina Bussone (Director of Administration).

Mr. Burke, Mr. Tenenbaum, Ms. Kerr and Ms. Bussone are each eligible to receive a cash bonus of up to $200,000, the payment of which is tied to the achievement of certain individualized financial and non-financial objectives established by the Committee.  The amount of the bonus payable to each of Mr. Burke, Mr. Tenenbaum, Ms. Kerr and Ms. Bussone will be determined by the Committee at its discretion, taking into account the recommendations of Mr. Jeffery.

The amount of Mr. Jeffery’s discretionary cash bonus will be based upon the achievement of financial and non-financial objectives and will be determined by the Committee.

The financial objectives for each of the above individuals include revenue, operating expense, gross margin and earnings per share components.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ JOHN C. BURKE
John C. Burke
Chief Financial Officer

Date:  April 30, 2007